Green EnviroTech
HOLDINGS

Dr. Mark Cullen
CEO Petrosonics LLC
5605 Brookmeadow Lane
Reno, NV 89511

Green EnviroTech Holdings
210 S. Sierra Ave. Suite A
Oakdale, CA 95361

Green Oil the joint venture company formed between Petrosonics LLC and Green EnviroTech Holdings, Corp. has entered into negotiations with potential joint venture partners to exploit their patented technology on a worldwide basis.

Accordingly, the parties have altered their funding schedule. The parties here by agree to extend the unpaid portion of the monies due Green Oil and Irish Limited Liability for 45 days from today's date Wednesday, June 26, 2013.

The parties here by agree by their signature to the new terms and conditions of the agreement.

X

Gary M. De Laurentiis
Chairman/CEO

X

Dr. Mark Cullen
CEO Petrosonics LLC

210 S. Sierra Ave, Suite A, Oakdale,CA 95361 * Office: 209-848-4384 (GETH) * Fax: 209-848-8175
www.greenenvirotech.com